Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS FOURTH QUARTER EARNINGS

Earnings per share of 6 cents;

Revenue growth of 19% over the fourth quarter last year

LOS ALTOS, Calif. – JANUARY 18, 2005 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip interface products and services, today reported financial results for the fourth quarter of 2004. Earnings per share for the quarter were 6 cents, compared to 8 cents in the fourth quarter last year and 10 cents in the previous quarter. Net income for the fourth quarter was $6.5 million (17% of revenue), compared to $8.6 million in the fourth quarter last year and $10.4 million in the previous quarter. Revenue for the fourth quarter was $38.6 million, up 19% over the fourth quarter last year and down slightly from the previous quarter.

“Our quarterly revenue growth of 19% demonstrates continued momentum,” said Harold Hughes, chief executive officer at Rambus. “We achieved record revenue for the year at nearly $145 million and our profitability continues to be solid. I am excited to be CEO at Rambus and look forward to leading this team as we help our semiconductor and systems customers deliver new levels of product performance.”

Fourth quarter results reflected $6.0 million in contract revenues, up 31% over the fourth quarter last year and down 27% from the previous quarter. This increase in contract revenues over the fourth quarter last year primarily reflects revenues from contracts signed in 2003 for XDR memory and Redwood interface technologies. The decrease in contract revenue from the previous quarter primarily reflects a decrease in revenue recognized on one serial link contract. Fourth quarter results include $32.6 million in royalties, up 17% over the fourth quarter last year and up 7% from the previous quarter. The increase in royalties over the fourth quarter last year primarily reflects an increase in SDRAM and DDR royalties.

Total costs and expenses were $29.0 million compared with $21.3 million in the fourth quarter last year and $28.1 million last quarter. $5.2 million of this increase over the fourth quarter of last year was due to litigation expense. The provision for income taxes was down $0.1 million from the fourth quarter last year and was up $2.6 million from the previous quarter. The increase in the provision for income taxes relative to the previous quarter was attributable primarily to increased credits on foreign taxes withheld which were recognized in the third quarter of 2004.

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Cash, cash equivalents and marketable securities increased $17.3 million to $236.4 million since September 30, 2004. This increase was primarily a result of proceeds from the exercise of employee stock options of $10.6 million, cash generated from operations of $8.6 million which was partially offset by $1.4 million invested in property and equipment.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PST today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 800-642-1687 and the ID number is 3196579. For international callers, the number is 706-645-9291. The replay will be available on our website beginning at 5:00 p.m. PST today.

About Rambus

Rambus is one of the world’s leading providers of advanced chip interface products and services. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in Chapel Hill, North Carolina, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

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RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues:
Contract revenues	$6,038	$8,276	$4,603	$24,742	$15,618
Royalties	32,571	30,483	27,765	120,132	102,585

Total revenues	38,609	38,759	32,368	144,874	118,203

Costs and expenses:
Cost of contract revenues	5,512	4,543	5,146	20,246	15,951
Research and development	8,430	8,841	7,412	32,627	30,380
Marketing, general & administrative	7,608	8,065	6,434	29,427	24,205
Litigation expense	7,470	6,662	2,282	23,057	20,377

Total costs and expenses	29,020	28,111	21,274	105,357	90,913

Operating income	9,589	10,648	11,094	39,517	27,290
Interest and other income, net	916	1,149	1,577	8,368	6,857

Income before income taxes	10,505	11,797	12,671	47,885	34,147
Provision for income taxes	3,962	1,410	4,054	14,326	10,926

Net income	$6,543	$10,387	$8,617	$33,559	$23,221

Net income per share – basic	$0.06	$0.10	$0.09	$0.33	$0.24

Net income per share – diluted	$0.06	$0.10	$0.08	$0.30	$0.22

Shares used in per share calculations:
Basic	102,380	101,875	98,522	101,931	97,653
Diluted	109,017	107,573	109,271	110,050	106,544

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RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$48,310	$28,443	$42,005
Marketable securities	89,483	88,507	24,777
Accounts receivable	1,435	1,742	10,263
Prepaid and deferred taxes	13,861	12,310	12,890
Prepaids and other current assets	4,094	4,487	5,652

Total current assets	157,183	135,489	95,587

Property and equipment, net	17,578	17,892	10,965
Marketable securities, long-term	98,567	102,123	121,756
Restricted investments	5,067	4,816	4,576
Deferred taxes, long-term	73,459	69,198	43,557
Purchased intangible assets, net	21,765	22,672	13,184
Other assets	1,269	1,171	3,461

Total assets	$374,888	$353,361	$293,086

Total cash, cash equivalents and marketable securities	$236,360	$219,073	$188,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$17,444	$15,793	$10,804
Deferred revenue	19,271	24,485	24,180

Total current liabilities	36,715	40,278	34,984
Deferred revenue, less current portion	4,552	5,453	18,022

Total liabilities	41,267	45,731	53,006

Stockholders’ equity:
Common Stock	103	102	99
Additional paid-in capital	339,244	319,720	278,187
Accumulated other comprehensive gain (loss)	(878)	(800)	201
Accumulated deficit	(4,848)	(11,392)	(38,407)

Total stockholders’ equity	333,621	307,630	240,080

Total liabilities and stockholders’ equity	$374,888	$353,361	$293,086

END